Exhibit (4)(a)
[ANNUITANT — JOHN DOE]
[POLICY NUMBER — 00 000 000]
[POLICY DATE — JANUARY 1, 2012]
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
(A Delaware Corporation)

Home Office	Executive Office
[200 Continental Drive, Suite 306]	[51 Madison Avenue]
[Newark, DE 19713]	[New York, NY 10010]
THE CORPORATION New York Life Insurance and Annuity Corporation (NYLIAC), a Delaware Corporation and a wholly-owned subsidiary of New York Life Insurance Company, will pay the benefits of this Individual Flexible Premium Deferred Variable Annuity (the “Policy”) in accordance with its provisions. The following pages are also a part of this Policy.
VARIABLE ACCOUNT ANNUITY INCOME PAYMENTS On the Variable Account Annuity Commencement Date, the Accumulation Value will be applied to provide fixed periodic Variable Account Annuity Income Payments, as stated in the Variable Account Annuity Income Payments Section.
DEATH BENEFIT We will pay death benefit proceeds to the Beneficiary upon our receipt of Proof of Death and all claim information.
RIGHT TO RETURN POLICY Please examine this Policy. Within ten (10) days (thirty (30) days if this is a replacement Policy) after delivery, you may return it to the Corporation or to the Agent/Registered Representative through whom it was purchased, along with a written request for a cancellation. Upon receipt of this request, we will promptly cancel this Policy and refund this Policy’s Accumulation Value, including any fees and charges. The amount refunded to you may be more or less than the Premium Payment(s). In states where required, we will promptly refund the Premium Payment(s) including any fees and charges, less any Partial Withdrawals.
The Policy Date is shown on the Policy Data Page.
If you have questions or concerns about your policy, please contact us at www.newyorklife.com or call us at [1-800-695-9873].
President
Secretary
New York Life Advantage Variable Annuity
(An Individual Flexible Premium Deferred Variable Annuity
Periodic Variable Account Annuity Income Payments Begin On The Variable Account Annuity Commencement Date.
This Policy Is Non-Participating.
THE VARIABLE ACCUMULATION VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND IS NOT GUARANTEED AS TO DOLLAR AMOUNT.
This Policy will not become effective unless it is delivered to the Owner while both the Owner and Annuitant are living. READ THIS POLICY CAREFULLY. It is a legal contract between the Owner and the Corporation.

Policy Data

WE & YOU
In this Policy, the words “we,” “our,” “us,” “Corporation” and “NYLIAC” refer to New York Life Insurance and Annuity Corporation, and the words “you” and “your” refer to the Owner(s) of this Policy.
CONTENTS

DEFINITIONS	5

SECTION ONE — GENERAL PROVISIONS	7

1.1 What Constitutes The Entire Contract?	7
1.2 How Important Is The Information You Provided For This Policy?	7
1.3 Will We Be Able To Contest This Policy?	7
1.4 May The Corporation Terminate This Policy?	7
1.5 How Are The Dates Referred To In This Policy Measured?	7
1.7 What Happens If In This Policy A Person’s Age Or Sex Is Stated Incorrectly?	7
1.8 May You Assign This Policy?	7
1.9 How Do You Assign This Policy?	7
1.10 What Transactions By The Assignee Are Prohibited?	7
1.11 May You Change The Payee?	8
1.12 Are The Payments Made Under The Terms Of This Policy Protected Against Creditors?	8
1.13 When Is A Report To The Owner Sent?	8
1.14 What Information Is Included In The Report To The Owner?	8
1.15 Does This Policy Conform With The Interstate Insurance Product Regulation Commission Standards?	8

SECTION TWO- OWNERSHIP RIGHTS	8

2.1 What Are The Rights Of Ownership Of This Policy?	8
2.2 May The Owner Be Different From The Annuitant?	8
2.3 May You Change The Owner Of This Policy?	8
2.4 May More Than One Beneficiary Be Named?	9
2.5 May You Change A Beneficiary?	9

SECTION THREE — DEATH BENEFITS	9

3.1 What Death Benefits Are Payable At The Death Of The Owner?	9
3.2 When Are Death Benefits Payable If The Owner Is Not A Natural Person?	9
3.3 What Death Benefits Are Payable If The Owner Dies While An Annuitant Is Living And The Owner Is Not An Annuitant Due To A Change Of Ownership?	9
3.4 What Death Benefits Are Payable If An Annuitant Dies While The Owner Is Living And The Owner Is Not An Annuitant Due To A Change Of Ownership?	10
3.5 When Will We Process A Request for Payment of the Death Benefit Proceeds From The Variable Account?	10
3.6 How May The Beneficiary Receive The Death Benefit Of This Policy If The Owner Dies Prior To The Variable Account Annuity Commencement Date?	10
3.7 What Happens If Your Spouse Is The Beneficiary?	10
3.8 What Happens If No Beneficiary Survives The Owner And The Owner Dies Prior To The Variable Account Annuity Commencement Date?	10
3.9 Prior To The Variable Account Annuity Commencement Date, What Happens If No Beneficiary Survives The Annuitant, And The Owner Is Not The Annuitant Due To A Change of Ownership?	11
3.10 After The Variable Account Annuity Commencement Date, What Happens If No
Beneficiary Survives The Annuitant, And The Owner Is Not The Annuitant Due To A Change Of Ownership?	11

SECTION FOUR- PREMIUM PAYMENT	11

4.1 How Are Premium Payments Credited?	11
4.2 Are There Any Limitations Regarding The Amounts And Frequency Of Premium Payments?	11
4.3 How Are Premium Payments Allocated?	11

4.4 May The Allocation For Additional Premium Payments Be Changed?	11

SECTION FIVE — CHARGES AND DISTRIBUTIONS	12

5.1 What Charges Will Be Deducted From This Policy?	12
5.2 Are Additional Fees and Charges Deducted From This Policy?	12
5.3 May You Surrender This Policy?	12
5.4 How Do You Make A Partial Withdrawal From This Policy?	12
5.5 When Will A Partial Withdrawal Or Surrender Be Processed?	12
5.6 Are Surrender Charges Deducted From This Policy?	13
5.7 Are Surrender Charges Ever Waived?	13

SECTION SIX — VARIABLE ACCOUNT ANNUITY INCOME PAYMENTS	13

6.1 When Will Variable Account Annuity Income Payments Begin?	13
6.2 May The Variable Account Annuity Commencement Date Be Changed?	13
6.3 How Are Variable Account Annuity Income Payment Amounts Determined?	13
6.4 How Are Variable Account Annuity Income Payments Made Under the Life Income — Cash Refund Payment Option?	14
6.5 Are There Any Other Methods Of Variable Account Annuity Income Payments?	15

SECTION SEVEN — TRANSFERS	15

7.1 May Transfers Be Made Between Investment Divisions?	15
7.2 How Do You Make Transfers?	15
7.3 Can Transfers Be Made Into The DCA Advantage Account?	15
7.4 How Do You Transfer The DCA Advantage Account Accumulation Value To The Investment Divisions?	15
7.5 Are There Limits On What You May Transfer?	15

SECTION EIGHT — SEPARATE ACCOUNT	16

8.1 How Is The Separate Account Established And Maintained?	16
8.2 How Are The Separate Account Assets Invested?	16
8.3 To Whom Do The Assets In The Separate Account Belong?	16
8.4 How Will The Assets Of The Separate Account Be Valued?	16
8.5 May We Transfer Assets Of The Separate Account To Another Separate Account?	16
8.6 What Other Rights Do We Have?	16
8.7 May A Change In The Investment Objective Of The Fund Be Made?	16
8.8 If The Assets In The Separate Account Belong To Us, What Does Your Premium Payment Purchase?	16
8.9 How Is The Number Of Accumulation Units Determined?	17
8.10 How Is The Value Of An Accumulation Unit Determined?	17

SECTION NINE — DCA ADVANTAGE ACCOUNT	17

9.1 How Are The DCA Advantage Account Assets Invested?	17
9.2 How Is The DCA Advantage Account Valued?	17
9.3 How Is The Minimum Guaranteed DCA Advantage Account Accumulation Value Calculated For This Policy?	17

SECTION TEN — ACCUMULATION VALUE	18

10.1 How Is The Accumulation Value Calculated?	18
RIDERS AND ENDORSEMENTS (if any)           Attached to the Policy
You may contact us at our service center address specified in the product prospectus or any alternate address we provide. When you write to us, please include your Policy number, your full name, your current mailing address and your e-mail address.

DEFINITIONS
These terms are capitalized when used throughout this Policy.
ACCUMULATION UNIT: An accounting unit we use to calculate the Variable Accumulation Value prior to the Variable Account Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct variable Accumulation Unit value.
ACCUMULATION VALUE: The sum of the Variable Accumulation Value and Dollar Cost Averaging (DCA) Advantage Account Accumulation Value for any Valuation Period.
ADJUSTED DEATH BENEFIT PREMIUM PAYMENT: The Premium Payment reduced by any Adjusted Death Benefit Premium Payment Proportional Withdrawals.
ADJUSTED DEATH BENEFIT PREMIUM PAYMENT PROPORTIONAL WITHDRAWAL: An amount equal to the amount withdrawn from this Policy (including any amount withdrawn that may include Surrender Charges), divided by this Policy’s Accumulation Value immediately preceding the withdrawal, multiplied by the Adjusted Death Benefit Premium Payment immediately preceding the withdrawal.
ALLOCATION ALTERNATIVES: The Investment Divisions of the Separate Account and any Asset Allocation Model we make available under this Policy.
ANNUITANT: The person(s) named on the Policy Data Page and whose life determines the Variable Account Annuity Income Payments. Unless otherwise stated, the Annuitant is the Owner of this Policy.
ASSET ALLOCATION MODEL: A model portfolio comprised of Investment Divisions of the Separate Account. The model portfolio is designed by NYLIAC and based primarily on investment risk.
BENEFICIARY: The person(s) or entity(ies) having the right to receive the death benefit set forth in this Policy and who is the “designated Beneficiary” for purposes of Section 72 of the Internal Revenue Code.
BUSINESS DAY: Any day on which the New York Stock Exchange (NYSE) is open for trading. Our Business Day ends at 4:00 p.m. Eastern Standard Time or the close of regular trading on the NYSE, if earlier.
DOLLAR COST AVERAGING ADVANTAGE ACCOUNT (“DCA ADVANTAGE ACCOUNT”): The account from which transfers are made to the Investment Divisions proportionally on a monthly basis. The DCA Advantage Account duration is shown on the Policy Data Page. The DCA Advantage Account is credited with a fixed interest rate. The assets in the DCA Advantage Account are supported by the assets in NYLIAC’s General Account and are not part of the Separate Account.
DOLLAR COST AVERAGING ADVANTAGE ACCOUNT ACCUMULATION VALUE (“DCA ADVANTAGE ACCOUNT ACCUMULATION VALUE”): The sum of the Premium Payments allocated to the DCA Advantage Account, plus interest credited on those Premium Payments, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any Surrender Charges assessed on the DCA Advantage Account. The DCA Advantage Account Accumulation Value is supported by assets in NYLIAC’s General Account and is not part of the Separate Account.
ELIGIBLE PORTFOLIOS (“Portfolios”): The portfolios of the Fund that are available for investment through the Investment Divisions of the Separate Account, as shown on the Policy Data Page.
FUND: A diversified open-end management investment company registered under the Investment Company Act of 1940, and any other registered open-end management investment company that offers Eligible Portfolios.
GENERAL ACCOUNT: Includes all of NYLIAC’s assets except those assets specifically allocated to the Separate Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company general accounts. General Account assets support all of our liabilities except Separate Account liabilities. These assets are subject to the claims of our general creditors.
INVESTMENT DIVISION (“DIVISION”): The variable investment options available with this Policy. Each Investment Division, which is a division of the Separate Account, invests exclusively in shares of a specified Eligible Portfolio.
NON-QUALIFIED CONTRACT: A contract which is not issued under a Qualified Plan.
NYLIAC (“Corporation, we, us, our”): New York Life Insurance and Annuity Corporation, a Delaware

Corporation and a wholly-owned subsidiary of New York Life Insurance Company.
OWNER (“you, your”): The person(s) or entity(ies) designated as the Owner in this Policy, or as subsequently changed. Unless otherwise stated, the Owner is the Annuitant of this Policy. If NYLIAC issues a jointly owned policy, ownership rights and privileges under this Policy must be exercised jointly.
PARTIAL WITHDRAWAL: Any portion of the Accumulation Value paid to you, at your request, in accordance with the terms of this Policy.
PAYEE: The recipient(s) designated to receive Variable Account Annuity Income Payments or any payments made in connection with any riders attached to this Policy. The Owner of this Policy is the Payee, unless you designate another Payee.
PAYMENT DATE: The Business Day on which we receive a Premium Payment at the address designated to receive such payment, as specified in the product prospectus.
PAYMENT YEAR: A year as measured from the Payment Date of the initial Premium Payment or from the Payment Date of any additional Premium Payments made to this Policy.
POLICY ANNIVERSARY: An anniversary of the Policy Date displayed on the Policy Data Page.
POLICY DATA PAGE: Page 2 of this Policy, containing the Policy specifications.
POLICY DATE: The date this Policy is executed and from which Policy Years, quarters, months, and Policy Anniversaries are measured. It is shown on the Policy Data Page.
POLICY YEAR: A year starting on the Policy Date. Subsequent Policy Years begin on each Policy Anniversary unless otherwise indicated.
PREMIUM PAYMENT: Amount(s) paid to the Corporation as consideration for the benefits provided by this Policy.
PROOF OF DEATH: Evidence that death has occurred including at least one of the following: a death certificate, an attending physician’s statement, a finding from a court of competent jurisdiction or any other proof that we consider acceptable.
QUALIFIED CONTRACT: A contract that is issued under a Qualified Plan.
QUALIFIED PLAN: A retirement plan that receives favorable tax treatment under section 401, 403, 408 (IRAs), 408A (Roth IRAs) or 457 of the Internal Revenue Code.
RMD AUTOMATED OPTION: The calculation and automatic processing of the Required Minimum Distribution (RMD) under certain Qualified Contracts, pursuant to IRC Section 401(a)(9), on a scheduled interval (monthly, quarterly, semi-annually, or annually). RMD is an amount that the IRS requires the owners of certain Qualified Contacts to withdraw each year generally beginning no later than April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2.
SEPARATE ACCOUNT: A segregated asset account of the Corporation, as identified on the Policy Data Page, established to receive and invest all or a portion of the Premium Payment(s) made under this Policy. The Separate Account’s Investment Divisions, in turn, invest exclusively in shares of specified Eligible Portfolios.
SURRENDER CHARGE: An amount charged by the Corporation during the Surrender Charge period, as shown under the Surrender Charge schedule on the Policy Data Page, and assessed when a Partial Withdrawal of the Accumulation Value is made or when this Policy is surrendered.
VALUATION PERIOD: The period from the close of the immediately preceding Business Day to the close of the current Business Day.
VARIABLE ACCUMULATION VALUE: The sum of the current Accumulation Unit’s value for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions.
VARIABLE ACCOUNT: The account from which the Accumulation Value is applied to provide Variable Account Annuity Income Payments. This account is comprised of the Investment Divisions and the DCA Advantage Account.
VARIABLE ACCOUNT ANNUITY COMMENCEMENT DATE: The date, shown on the Policy Data Page, or as subsequently changed by you, on which the total Accumulation Value will be applied to an available Variable Account Annuity Income Payment option, and on which Variable Account Annuity Income Payments will begin.
VARIABLE ACCOUNT ANNUITY INCOME PAYMENTS: Fixed periodic income payments NYLIAC makes to the named Payee beginning on the Variable Account Annuity Commencement Date.

SECTION ONE — GENERAL PROVISIONS
1.1 What Constitutes The Entire Contract?
The entire contract consists of this Policy, any attached riders, endorsements, and a copy of the application, if attached. Only our Chairman, President, Secretary, or one of our Executive Officers may change this Policy, when not prohibited by the laws of the state in which this Policy is issued, and then only in writing. No change will be made to the contract unless you agree. No Registered Representative is authorized to change this contract or waive any of its provisions.
1.2 How Important Is The Information You Provided For This Policy?
In issuing this Policy, we have relied on the information you provided. If you signed an application, such information includes statements made in the application by or under the authority of the applicant. In the absence of fraud, all such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No such statement will be used by us to contest this Policy unless that statement is a material misrepresentation.
1.3 Will We Be Able To Contest This Policy?
We will not contest this Policy after the Policy has been in force, while you are living, for two (2) years from the Policy Date. If no application was signed, this Policy will not be contested on the basis of any information that would generally be contained in an application.
1.4 May The Corporation Terminate This Policy?
If no Premium Payment has been received for two or more consecutive years and the Accumulation Value would provide Variable Account Annuity Income Payments of less than $20 a month on the Variable Account Annuity Commencement Date, we have the right, subject to any applicable state law or regulation, to terminate this Policy and pay you the Accumulation Value in a single sum. We will notify you of our intention to exercise this right and allow you 90 days to make a Premium Payment to ensure that the Variable Account Annuity Income Payments would be greater than $20 a month on the Variable Account Annuity Commencement Date.
1.5 How Are The Dates Referred To In This Policy Measured?
Policy Years, quarters, months, and anniversaries are measured from the Policy Date, except where otherwise indicated.
1.6 May We Require Proof That The Annuitant Is Living?
NYLIAC may require proof from you that gives us the facts we need to determine that the Annuitant is living on the Variable Account Annuity Commencement Date, and on any Variable Account Annuity Income Payment date, but not more than once in any twelve-month period.
1.7 What Happens If In This Policy A Person’s Age Or Sex Is Stated Incorrectly?
If a date on the Policy Data Page is based on an age that is not correct, we may change the date to reflect the correct age, and we will promptly notify you of this change. If the age or sex of the Annuitant shown on the Policy Data Page is not correct as stated, any amount payable under this Policy will be adjusted to what the premium paid would have purchased at the correct age and sex. If payments were made based on the incorrect age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest, at one percent (1.0%) per year, credited or charged as applicable, from the date of the incorrect payment to the date the adjustment is made.
1.8 May You Assign This Policy?
During your lifetime, you may assign your interest(s) in this Policy (Non-Qualified Contract policies only). If you do this, your interest, and the interest of any Beneficiary, is subject to that of the assignee. As Owner, you retain any rights of ownership that have not been assigned. However, if you fully assign all of your interests in this Policy to another person or entity, we will process your full assignment as a change of ownership.
An assignment may have adverse tax consequences to you; please consult your tax advisor.
1.9 How Do You Assign This Policy?
You must provide us with a copy of any assignment of this Policy. We will not be responsible for the validity of any assignment. Any assignment, unless otherwise specified in the assignment by you, shall take effect as of the date the assignment is signed, subject to any payment we made or other action we took before receipt of the assignment.
1.10 What Transactions By The Assignee Are Prohibited?
The assignee may not change the Owner, Annuitant, Payee or Beneficiary. The assignee also may not elect an alternate Variable Account Annuity Income Payment option that may be available.

1.11 May You Change The Payee?
You may name, revoke or change the Payee at any time by providing us with a notice you sign that gives us the facts that we need. This change, unless otherwise specified by you, will take effect as of the date you signed the notice, subject to any payment we made or action we took before receipt of the notice. If the Payee dies before all payments have been made under this Policy, we will pay you until you designate a different Payee.
1.12 Are The Payments Made Under The Terms Of This Policy Protected Against Creditors?
Except as stated in Section 1.8, payments we make under this Policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.
1.13 When Is A Report To The Owner Sent?
At least once each Policy Year, and within sixty (60) days of the end of the reporting period, NYLIAC will provide a report on the status of this Policy.
1.14 What Information Is Included In The Report To The Owner?
The report will provide you with the beginning and end dates of the reporting period and this Policy’s Accumulation Value at the beginning and end of the reporting period. The Accumulation Value will include any Premium Payments, interest credited, expense charges, rider charges, Policy Service Charges, Partial Withdrawals, and Surrender Charges applied during the reporting period. The report will also include the, cash surrender value, death benefit and any other facts of this Policy required by state law or regulation. We will not charge a fee for the first report provided during any Policy Year. However, a reasonable fee, not to exceed $30, may be charged for additional reports mailed to you on request. We will mail the report to your last known address.
1.15 Does This Policy Conform With The Interstate Insurance Product Regulation Commission Standards?
This Policy is approved under the authority of the Interstate Insurance Product Regulation Commission (“Commission”) and issued under the Commission standards. Any provision of this Policy that, on the provision’s effective date, is in conflict with the Commission standards for this product type is hereby amended to conform to the Commission standards for this product type as of the provision’s effective date.
Any paid-up annuity benefit, cash surrender benefit or death benefit available under this Policy is not less than the minimum benefits required by the NAIC Variable Annuity Regulation, Model # 250.
SECTION TWO — OWNERSHIP RIGHTS
2.1 What Are The Rights Of Ownership Of This Policy?
The Owner has all the rights of ownership of this Policy. These rights include, but are not limited to, the right to assign your interest in this Policy (Non-Qualified Contracts only), change a revocable Beneficiary, make transfers, receive Variable Account Annuity Income Payments, change the Variable Account Annuity Commencement Date, and designate a Payee other than yourself to receive Variable Account Annuity Income Payments. If this Policy is jointly owned, these rights must be exercised jointly. To exercise these rights, you do not need the consent of the Annuitant or any revocable Beneficiary. However, an Owner’s rights of ownership end at his or her death.
2.2 May The Owner Be Different From The Annuitant?
Unless otherwise stated, the Owner and Annuitant must be the same individual. Unless ownership is subsequently changed, you are both the Owner and Annuitant of this Policy.
2.3 May You Change The Owner Of This Policy?
If this Policy is issued as a Non-Qualified Contract, you may change the Owner of this Policy from yourself to a new Owner(s), by providing us with a notice you sign which gives us the facts that we need. This change, unless otherwise specified by you, will take effect as of the date you signed the notice, subject to any payment we made or action we took before receipt of the notice. When this change takes effect, all rights of ownership in this Policy will pass to the new Owner. Changing the Owner of this Policy does not change the Annuitant or any Beneficiary.
If a change of ownership is made and either the new Owner or the Annuitant dies prior to the Variable Account Annuity Commencement Date, a death benefit, if any, will be paid in accordance with Section 3.1.
If the new Owner is a grantor trust for federal income tax purposes and all of the grantors are natural persons, upon the death of any grantor prior to the Variable Account Annuity Commencement Date, the grantor’s death will be treated as the death of a living Owner and a death benefit will be paid in accordance with Section 3.1.
A change of ownership may have adverse tax consequences to you; please consult your tax advisor.
2.4 May More Than One Beneficiary Be Named?
You may name more than one Beneficiary. Multiple Beneficiaries may be classified as primary (or first class), contingent (or second class), and so on. If two or more Beneficiaries are named in a class, their shares in any amount payable may be stated. Any amount payable will be paid to any Beneficiary, classified as primary, who survives you. If no Beneficiary classified as primary survives you, payment will be made to any surviving Beneficiary in the next class, and so on. Those Beneficiaries who survive in the same class have an equal share, to the extent possible, in any amount payable, unless the shares are stated otherwise.
2.5 May You Change A Beneficiary?
During your lifetime, you may change a revocable Beneficiary by providing us with a notice you sign which gives us the facts that we need. This change, unless otherwise specified by you, will take effect as of the date you signed the notice, subject to any payment we made or action we took before receipt of the notice. If a Beneficiary has been irrevocably designated, the Beneficiary may only be changed with such Beneficiary’s signed consent.
SECTION THREE — DEATH BENEFITS
3.1 What Death Benefits Are Payable At The Death Of The Owner?
Unless otherwise stated, the Owner and the Annuitant are the same person. If the Owner dies, a death benefit, if any, will be paid as described below.
A death benefit may also be payable at the death of an Annuitant after a change of ownership of this Policy (see Sections 2.3 and 3.4).
(A)	If the Owner dies before the Variable Account Annuity Commencement Date, this Policy will end and we will pay to the Beneficiary a death benefit in an amount equal to the greater of: i) the Accumulation Value of this Policy; or ii) the Adjusted Death Benefit Premium Payments.

(B)	If the Owner dies after the Variable Account Annuity Commencement Date, and the sum of the Variable Account Annuity Income Payments received is less than the Accumulation Value amount applied to determine the income payments, this Policy will end and the difference will be paid to the Beneficiary(ies) as a death benefit in a single sum even if the Payee is still living. If the Owner dies after the sum of the Variable Account Annuity Income Payments received equals or exceeds the Accumulation Value amount applied to determine the income payments, no amount is payable to the Beneficiary(ies).
The payment of any death benefit prior to the Variable Account Annuity Commencement Date will be made in a single sum or in accordance with the Beneficiary’s election as provided for in Section 3.6.
3.2 When Are Death Benefits Payable If The Owner Is Not A Natural Person?
If the Owner is not a natural person, upon the death of an Annuitant, a death benefit, if any, will be paid in accordance with Section 3.1 and 3.4, and the spousal continuance option described in Section 3.7 does not apply.
If the Owner is a grantor trust for federal income tax purposes and all of the grantors are natural persons, upon the death of any grantor prior to the Variable Account Annuity Commencement Date, the grantor’s death will be treated as the death of a living Owner and a death benefit will be paid in accordance with Section 3.1.
3.3 What Death Benefits Are Payable If The Owner Dies While An Annuitant Is Living And The Owner Is Not An Annuitant Due To A Change Of Ownership?
(A)	If the Owner dies before the Variable Account Annuity Commencement Date, this Policy will end and we will pay to the Beneficiary a death benefit as described in Section 3.1 (A) above.

(B)	Unless otherwise provided, if the Owner dies after the Variable Account Annuity Commencement Date, the Owner’s estate will become the new Owner of this Policy. If this Policy is jointly owned, the surviving Owner will become the sole Owner. We will continue to make Variable Account Annuity Income Payments to the Payee while the Annuitant is living. When the Annuitant dies, or if applicable, the last surviving Annuitant dies, we will pay any death benefit to the Beneficiary, even if the Payee is still living, as described in Section 3.1 (B) above.

The payment of any death benefit prior to the Variable Account Annuity Commencement Date will be made in a single sum or in accordance with the Beneficiary’s election as provided for in Section 3.6.
3.4 What Death Benefits Are Payable If An Annuitant Dies While The Owner Is Living And The Owner Is Not An Annuitant Due To A Change Of Ownership?
If an Annuitant dies before the Variable Account Annuity Commencement Date, while the Owner is living, this Policy will end and we will pay to the Beneficiary a death benefit in an amount as described in Section 3.1 (A) above. If the Annuitant dies, or for Policies with joint Annuitants, the last surviving Annuitant dies, after the Variable Account Annuity Commencement Date, this Policy will end and we will pay to the Beneficiary a death benefit, if any, in an amount as described in Section 3.1 (B) above.
3.5 When Will We Process A Request for Payment of the Death Benefit Proceeds From The Variable Account?
Claim information must be submitted for each Beneficiary. Upon receiving Proof of Death and all claim information that gives us the facts we need from a Beneficiary, we will pay to that Beneficiary his/her full share of the death benefit, if any. The payment will be made within seven (7) days.
However, it may happen that the New York Stock Exchange is closed on a day other than usual weekends or holidays, or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the Variable Accumulation Value. In that case, we may defer payment of the death benefit request. Any amount remaining in the DCA Advantage Account, if applicable, as of the date of death, will be credited with interest computed daily from the date of death to the date of payment of the death benefit proceeds. We set the interest rate each year. This rate will not be less than the rate required by law.
3.6 How May The Beneficiary Receive The Death Benefit Of This Policy If The Owner Dies Prior To The Variable Account Annuity Commencement Date?
Full payment of the death benefit proceeds from the Variable Account prior to the Variable Account Annuity Commencement Date will be made in a single sum to the Beneficiary within five (5) years after the date of your death. However, at your death, the Beneficiary is not required to accept the death benefit proceeds of this Policy in a single sum if you, or the Beneficiary (after your death), choose in a signed notice, to have all or part of these proceeds placed under a settlement alternative that we may have available for the Beneficiary. Payment under the proceeds left on deposit or elected income settlement alternatives must be fully distributed within five (5) years after the date of your death. Payment under a guaranteed life income settlement alternative must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy (as determined for federal tax purposes) of the Beneficiary, at the time of your death, and must begin within one year after your death. We may require proof of the Beneficiary’s birth date before payments begin.
3.7 What Happens If Your Spouse Is The Beneficiary?
If you are both the Owner and Annuitant of this Policy, your spouse is the sole primary Beneficiary and you die before the Variable Account Annuity Commencement Date, this Policy may be continued with your surviving spouse as the new Owner and Annuitant, subject to certain Qualified Plan limitations.
If this Policy is issued with one Owner and joint Annuitants, and you die before the Variable Account Annuity Commencement Date, your spouse must be both the sole primary Beneficiary and joint Annuitant to continue the Policy as the new Owner.
If this Policy is issued to joint spousal Owners and Annuitants, and one Owner dies before the Variable Account Annuity Commencement Date, the surviving spouse must be the sole primary Beneficiary to continue the Policy as the sole Owner and Annuitant.
If your spouse chooses to continue this Policy, no death benefit proceeds will be paid as a consequence of your death.
3.8 What Happens If No Beneficiary Survives The Owner And The Owner Dies Prior To The Variable Account Annuity Commencement Date?
If no Beneficiary for any amount payable, or a stated share, survives the Owner, the right to this amount or share will pass to the Owner’s estate as Beneficiary. If this Policy is jointly owned, payment will be made to the surviving Owner as Beneficiary, unless otherwise instructed. Payment of the proceeds will be made within five (5) years after the date of your death. If any Beneficiary dies at the same time as the Owner, or within fifteen (15) days after the Owner’s death, but before we receive Proof of Death for the Owner and all claim information, we will pay any amount payable as though the Beneficiary died first.

3.9 Prior To The Variable Account Annuity Commencement Date, What Happens If No Beneficiary Survives The Annuitant, And The Owner Is Not The Annuitant Due To A Change of Ownership?
If no Beneficiary for any amount payable, or for a stated share, survives the Annuitant, the right to this amount or share will pass to the Owner as Beneficiary, or if no Owner is living, to the Owner’s estate. If this Policy is jointly owned, payment will be made to the surviving Owner as Beneficiary. Payment of the proceeds will be made within five (5) years after the date of the Annuitant’s death. If any Beneficiary dies at the same time as the Annuitant, or within fifteen (15) days after the Annuitant’s death, but before we receive Proof of Death for the Annuitant and all claim information, we will pay any amount payable as though the Beneficiary died first.
3.10 After The Variable Account Annuity Commencement Date, What Happens If No Beneficiary Survives The Annuitant, And The Owner Is Not The Annuitant Due To A Change Of Ownership?
If no Beneficiary survives the Annuitant, or for Policies with joint Annuitants, the last surviving Annuitant, the death benefit, if any, will be paid in a single sum to you. If you are not living, then the death benefit, if any, will be paid in a single sum to your estate. No amount will be payable to a Beneficiary if the Annuitant (or last surviving Annuitant) dies after the sum of the Variable Account Annuity Income Payments received equals or exceeds the Accumulation Value amount applied to determine the income payments. If any Beneficiary dies at the same time as the Annuitant (or last surviving Annuitant), or within fifteen (15) days after the Annuitant’s death, but before we receive Proof of Death for the Annuitant and all claim information, we will pay any amount payable as though the Beneficiary died first.
SECTION FOUR — PREMIUM PAYMENT
4.1 How Are Premium Payments Credited?
If we have received all of the information we require to issue this Policy, the initial Premium Payment will be credited within two Business Days after receipt. Additional Premium Payments will be credited to this Policy as of the Payment Date.
4.2 Are There Any Limitations Regarding The Amounts And Frequency Of Premium Payments?
At any time before the maximum age shown on the Policy Data Page, while the Owner is living and before the Variable Account Annuity Commencement Date, Premium Payments may be made at any interval and by any method we make available, unless otherwise stated pursuant to any rider attached to this Policy. The initial Premium Payment amount and the minimum additional Premium Payment amount you can make are shown on the Policy Data Page. We reserve the right to reject or limit the dollar amount of any Premium Payment, when the aggregate amount of all Premium Payments is equal to or greater than the maximum amount stated on the Policy Data Page.
4.3 How Are Premium Payments Allocated?
The initial Premium Payment may be applied to one or more of the Investment Divisions, to the DCA Advantage Account or to an Asset Allocation Model shown on the Policy Data Page, and to any other Investment Division(s) which may be made available by us for this Policy, in accordance with your instructions. All additional Premium Payments will be applied according to your instructions for the initial Premium Payment unless subsequently changed by you.
If you have selected an Asset Allocation Model, the initial Premium Payment must be allocated to that Asset Allocation Model and/or the DCA Advantage Account. If the Premium Payment is split between an Asset Allocation Model and the DCA Advantage Account, the transfers from the DCA Advantage Account must be allocated to the Asset Allocation Model selected.
4.4 May The Allocation For Additional Premium Payments Be Changed?
You may notify us to change the allocation for additional Premium Payments among the Investment Divisions and the DCA Advantage Account after the Policy Date shown on the Policy Data Page. If you had selected an Asset Allocation Model and you change the allocation of additional Premium Payments, the Asset Allocation Model will be effectively canceled.
Premium Payments received after the date on which we receive your notice will be applied on the basis of the new instructions. You must indicate the percentage of each Premium Payment that will be allocated to the Investment Divisions and the DCA Advantage Account. The minimum amount of a Premium Payment that can be allocated to an Investment Division or to the DCA Advantage Account is shown on the Policy Data Page.

SECTION FIVE — CHARGES AND DISTRIBUTIONS
5.1 What Charges Will Be Deducted From This Policy?
An annual Policy Service Charge may be applicable as shown on the Policy Data Page. This charge, if any, will be deducted from the Variable Accumulation Value, pro-rata from each Investment Division, on each Policy Anniversary and on the date of surrender.
The Separate Account Mortality and Expense Risk and Administrative Costs Charge, as described on the Policy Data Page, will be deducted from the Variable Accumulation Value.
During the Surrender Charge period, a Surrender Charge may be deducted from the Accumulation Value. Surrender Charges are explained in Section 5.6 and 5.7 and on the Policy Data Page.
5.2 Are Additional Fees and Charges Deducted From This Policy?
Any rider(s) that we may make available, and you elect, will result in additional charges that will be deducted on a quarterly basis from the Variable Accumulation Value and in accordance with the terms of the rider.
5.3 May You Surrender This Policy?
On any Business Day, before the Variable Account Annuity Commencement Date, and after this Policy has an Accumulation Value, you may request a surrender of the Accumulation Value, less any Surrender Charges, Policy Service Charges and/or additional fees and charges (including rider charges) that may apply. Surrender Charges are explained in Section 5.6 and on the Policy Data Page, Policy Service Charges are explained in Section 5.1 and on the Policy Data Page, and additional fees and charges are explained in Section 5.2 and, if applicable, on any attached riders.
5.4 How Do You Make A Partial Withdrawal From This Policy?
After this Policy has an Accumulation Value, you may request a Partial Withdrawal by sending us your request at least thirty (30) days before the Variable Account Annuity Commencement Date. The Partial Withdrawal may be for a selected amount or a percentage of the Accumulation Value. The minimum amount you may withdraw is shown on the Policy Data Page. You must indicate how it is to be withdrawn from the Investment Divisions and/or from the DCA Advantage Account. However, if you do not specify the Investment Divisions and/ or the DCA Advantage Account, NYLIAC will withdraw the money on a pro-rata basis from each Investment Division and/or from the DCA Advantage Account. Partial Withdrawals will be made from the Investment Divisions by deducting Accumulation Units. Accumulation Units are explained in Sections 8.9 and 8.10.
Partial Withdrawals will be made from the DCA Advantage Account in the following sequence: first from the portion of the DCA Advantage Account Accumulation Value attributed to the initial Premium Payment, then from the portion of the DCA Advantage Account Accumulation Value attributed to each subsequent Premium Payments in the order received.
Except as provided in Section 5.7, a Surrender Charge will be assessed as described in Section 5.6 and on the Policy Data Page. If your request for a Partial Withdrawal is greater than the amount in the Investment Division(s) and/or in the DCA Advantage Account, we will pay you the entire value of that Investment Division(s) and/or that DCA Advantage Account, less any Surrender Charges that may apply.
A minimum Accumulation Value, as shown on the Policy Data Page, must remain in this Policy after a Partial Withdrawal. If a Partial Withdrawal would cause the total Accumulation Value to fall below the minimum, we may not process the Partial Withdrawal request.
5.5 When Will A Partial Withdrawal Or Surrender Be Processed?
We will pay any Partial Withdrawal or surrender proceeds within seven (7) days after we receive all necessary requirements. The Partial Withdrawal or surrender value to be paid will be determined on the date we receive all requirements. However, it may happen that the New York Stock Exchange is closed for other than usual weekends or holidays, or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of a Partial Withdrawal or surrender request from the Investment Divisions.
We may defer payment of any Partial Withdrawal or surrender payment request from the DCA Advantage Account for up to six (6) months from the Partial Withdrawal or surrender request date. Interest will be paid on any amount deferred for thirty (30) days or more. If payments are deferred, we will pay interest as required, from the date of the Partial Withdrawal or surrender request. This rate will be at least one percent (1%) per year.

5.6 Are Surrender Charges Deducted From This Policy?
During the Surrender Charge period, as shown under the Surrender Charge schedule on the Policy Data Page, a Surrender Charge may be applied each time a Partial Withdrawal is made, or when the Policy is surrendered. The Surrender Charge, if any, will be calculated using the percentage, as shown on the Policy Data Page that corresponds with the Payment Year in which you made a Partial Withdrawal or surrender and applied to the amount of the Partial Withdrawal or full surrender. The Surrender Charge for the initial Premium Payment will be calculated starting from the Policy Date. For each subsequent Premium Payment, the Surrender Charge will be calculated starting from the Payment Date of each Premium Payment. Therefore, for purposes of calculating the Surrender Charge for an additional Premium Payment, the second Payment Year begins on the first anniversary of that additional Premium Payment; the third Payment Year begins on the second anniversary of that additional Premium Payment, and so on. Upon a Partial Withdrawal, the Premium Payment producing the lowest Surrender Charge will be surrendered first. If more than one Premium Payment produces the same Surrender Charge, the oldest of those Premium Payments will be surrendered first. The Surrender Charge will not apply if the amount of the Partial Withdrawal or surrender is equal to or less than an amount as described under the Surrender Charge section of the Policy Data Page.
5.7 Are Surrender Charges Ever Waived?
Surrender Charges will be waived:
a)	when proceeds are paid on the death of the Owner or of the Annuitant; or

b)	for any Required Minimum Distribution (RMD), as calculated by us, from the Accumulation Value withdrawn under the RMD Automated option. However, if in addition to any RMD withdrawals, Partial Withdrawals are made from this Policy during a Policy Year, all such withdrawals will be combined and a Surrender Charge will apply to that portion of the withdrawals that exceeds the greater of the calculated RMD amount, and the amount as explained in Section 5.6 and on the Policy Data Page; or

c)	on amounts placed under the Life Income — Cash Refund Payment option, as described in Section 6.4, after the first Policy Year; or

d)	under conditions specified in any riders or endorsements attached to and made a part of this Policy; or

e)	if we terminate this Policy as explained in Section 1.4.
SECTION SIX — VARIABLE ACCOUNT ANNUITY INCOME PAYMENTS
6.1 When Will Variable Account Annuity Income Payments Begin?
Variable Account Annuity Income Payments are scheduled to begin on the Variable Account Annuity Commencement Date shown on the Policy Data Page or as changed in accordance with Section 6.2, provided this Policy is in force on that date. Variable Account Annuity Income Payments will be made to the Payee each month. However, once Variable Account Annuity Income Payments begin, the Variable Account Annuity Income Payment option may not be changed.
If the Accumulation Value is an amount that would provide Variable Account Annuity Income Payments of less than $20 a month on the Variable Account Annuity Commencement Date, we will pay you the Accumulation Value in a single sum.
6.2 May The Variable Account Annuity Commencement Date Be Changed?
If we agree, the Variable Account Annuity Commencement Date, shown on the Policy Data Page, may be changed to an earlier date, not before the first Policy Anniversary, or deferred to a later date. If you wish to change the date, you must notify us in writing at least one (1) month before the Variable Account Annuity Commencement Date.
6.3 How Are Variable Account Annuity Income Payment Amounts Determined?
We will determine the amount of each monthly payment on the Variable Account Annuity Commencement Date. We do this by applying the Accumulation Value, less any state premium tax that may be payable to the Variable Account Annuity Income Payment rate in effect on the Variable Account Annuity Commencement Date. Variable Account Annuity Income Payment rates are based on the adjusted age and sex of the Annuitant(s). To find the adjusted age in the year the first payment is due, we first set the Annuitant’s age to be the lesser of age 95 or their age at the time of the first payment, and then adjust it according to the following table:

AGE ADJUSTMENT FOR YEAR INCOME PAYMENTS COMMENCE

2012-2019	2020-2028	2029-2038	2039& later

0	-1	-2	-3
The amount of each monthly Variable Account Annuity Income Payment will not be less than an amount based on the corresponding rate shown in the Life Income — Cash Refund Payment Table. These minimum amounts are life income amounts based on the Annuity 2000 Mortality Table with Projection Scale G applied for fifteen (15) years static and generationally thereafter, and with interest compounded each year at one percent (1.0%).
Upon request, we will provide you with a written statement of what the minimum amount of each monthly Variable Account Annuity Income Payment would be under this provision.
LIFE INCOME — CASH REFUND PAYMENT TABLE
Minimum Monthly Payment per $1,000 of Proceeds

Adjusted			Adjusted
Age	Male	Female	Age	Male	Female

60	$2.95	$2.80	81	$5.20	$4.99
61	3.01	2.86	82	5.38	5.17
62	3.08	2.92	83	5.58	5.36
63	3.15	2.99	84	5.78	5.57
64	3.23	3.06	85	6.00	5.79
65	3.30	3.13	86	6.23	6.02
66	3.39	3.21	87	6.48	6.26
67	3.47	3.29	88	6.75	6.53
68	3.56	3.38	89	7.03	6.81
69	3.65	3.47	90	7.34	7.11
70	3.75	3.56	91	7.67	7.43
71	3.85	3.66	92	8.02	7.78
72	3.96	3.76	93	8.40	8.15
73	4.07	3.87	94	8.82	8.55
74	4.19	3.98	95	9.27	9.98
75	4.31	4.11
76	4.44	4.23
77	4.58	4.37
78	4.72	4.51
79	4.87	4.66
80	5.03	4.82
JOINT LIFE INCOME — CASH REFUND PAYMENT TABLE
Minimum Monthly Payment per $1,000 of Proceeds

			Adjusted Age
Male			Female Age
Age	60	65	70	75	80	85	90	95
60	2.65	2.80	2.91	2.96	2.97	2.96	2.96	2.95
65	2.74	2.97	3.16	3.28	3.33	3.33	3.32	3.31
70	2.79	3.08	3.36	3.60	3.75	3.79	3.78	3.76
75	2.81	3.14	3.51	3.88	4.18	4.34	4.36	4.34
80	2.81	3.15	3.57	4.06	4.56	4.94	5.10	5.10
85	2.80	3.14	3.58	4.13	4.80	5.47	5.95	6.11
90	2.80	3.14	3.57	4.14	4.87	5.79	6.73	7.34
95	2.80	3.14	3.57	4.12	4.86	5.87	7.17	8.51
Variable Account Annuity Income Payments will not be less than those that would be provided to the same class of Annuitants if the Accumulation Value, less any applicable Surrender Charges, was used to purchase any single premium immediate annuity offered by NYLIAC at that time.
6.4 How Are Variable Account Annuity Income Payments Made Under the Life Income — Cash Refund Payment Option?
We may require proof of the Annuitant’s birth date before Variable Account Annuity Income Payments begin. If you, and the Annuitant if you are not the Annuitant, are alive, and this Policy is in force on the Variable Account Annuity Commencement Date, we will make Variable Account Annuity Income Payments under the Life-Income — Cash Refund Payment option.
We will make equal payments to the Payee each month during the lifetime of the Annuitant. Once Variable Account Annuity Income Payments start, they do not change. If the Annuitant, or, if applicable, the last surviving Annuitant, dies before the sum of the Variable Account Annuity Income Payments received equals the Accumulation Value amount applied to determine the payments, the difference will be paid to the Beneficiary(ies) in single sum.
If the Annuitant (or the last surviving Annuitant) dies after the sum of the Variable Account Annuity Income Payments received equals or exceeds the Accumulation Value amount applied to determine the payments, no amount is payable to the Beneficiary(ies).

We may require proof of the Annuitant’s survival as a condition for Variable Account Annuity Income Payments.
6.5 Are There Any Other Methods Of Variable Account Annuity Income Payments?
On or before the Variable Account Annuity Commencement Date, you may elect to have the Accumulation Value, less any applicable Surrender Charges, paid to you in a single sum, or if we agree, the proceeds may be placed under some other income payment option we may offer at that time.
SECTION SEVEN — TRANSFERS
7.1 May Transfers Be Made Between Investment Divisions?
Transfers may be made between Investment Divisions subject to certain minimum requirements, as described on the Policy Data Page and in any attached rider(s).
7.2 How Do You Make Transfers?
Prior to thirty (30) days before the Variable Account Annuity Commencement Date, you may send us your transfer request. Each transfer must be for an amount not less than that shown on the Policy Data Page. A minimum balance must remain in an Investment Division after a transfer is made from an Investment Division, as shown on the Policy Data Page. If after a transfer, the balance in that Investment Division falls below the minimum, we have the right to include that amount as part of the transfer. The remaining amount will be allocated in the same proportion as the transfer request.
In addition, transfers may be made on an automatic basis in accordance with your written instructions, subject to certain limitations as described below.
Automatic Asset Reallocation Option
Under this option you may specify that a percentage of the Variable Accumulation Value be allocated to each Investment Division at a pre-set level. If you elect this reallocation option, we will automatically transfer your Variable Accumulation Value between Investment Divisions so that it reflects the percentages you specify or as subsequently changed by you in accordance with your instructions. In order to elect this option, the Variable Accumulation Value must be equal to or greater than the minimum value shown on the Policy Data Page. The minimum amount that must be allocated among the Investment Divisions under this option is shown on the Policy Data Page. NYLIAC reserves the right to cancel this option if the Variable Accumulation Value is less than the minimum amount required to elect this option.
You may cancel the Automatic Asset Reallocation option at any time by making a written request.
7.3 Can Transfers Be Made Into The DCA Advantage Account?
Transfers may not be made into the DCA Advantage Account.
7.4 How Do You Transfer The DCA Advantage Account Accumulation Value To The Investment Divisions?
At the time you elect the DCA Advantage Account, or as subsequently changed by you before the expiration date, you must tell us into which Investment Division(s) you want the DCA Advantage Account Accumulation Value transferred. We will automatically transfer amounts from your DCA Advantage Account into the Investment Division(s) in proportional periodic amounts in accordance with your instructions. In addition, you may make transfers from the DCA Advantage Account to the Investment Divisions at any time. These transfers will not interrupt the automatic transfers from the DCA Advantage Account. If additional Premium Payments have been made into the DCA Advantage Account, then the transfers will be made in the following sequence: first from the DCA Advantage Account Accumulation Value attributed to the initial Premium Payment, then from the DCA Advantage Account Accumulation Value attributed to subsequent Premium Payments in the order received.
The amount held in the DCA Advantage Account will be completely transferred out of the DCA Advantage Account by its expiration date.
The DCA Advantage Account may be requested in addition to the Automatic Asset Reallocation option.
7.5 Are There Limits On What You May Transfer?
Transfers are subject to the limitations referenced in this section (Section Seven) and on the Policy Data Page.
We reserve the right to apply a charge for transfers as shown on the Policy Data Page. Any transfer made on an automatic basis with the Automatic Asset Reallocation option will not be counted for purposes of determining the maximum number of transfers as specified on the Policy Data Page. Your right to make transfers under this Policy is subject to modification, if we determine, in our sole discretion, that the exercise of that right will disadvantage or potentially hurt the rights or interest of other policy owners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which is considered to be to the actual or potential disadvantage of other policy owners.
SECTION EIGHT — SEPARATE ACCOUNT
8.1 How Is The Separate Account Established And Maintained?
We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains, and losses from the assets of the Separate Account are credited or charged to it without regard to our other income.
8.2 How Are The Separate Account Assets Invested?
The Separate Account invests its assets in shares of the Eligible Portfolios of the Fund. Fund shares are purchased, redeemed, and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.
8.3 To Whom Do The Assets In The Separate Account Belong?
The assets in the Separate Account are our property. The Separate Account assets equal the reserves and other Policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to transfer assets of an Investment Division, in excess of the reserves and other Policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.
8.4 How Will The Assets Of The Separate Account Be Valued?
We will determine the value of the assets in the Separate Account on each Business Day. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we establish in good faith. However, it may happen that the New York Stock Exchange is closed for other than usual weekends or holidays, or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Investment Divisions and the DCA Advantage Account.
8.5 May We Transfer Assets Of The Separate Account To Another Separate Account?
We reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this Policy belongs, to another Separate Account. If this type of transfer is made, the term “Separate Account” as used in this Policy, will then mean the Separate Account to which the assets were transferred.
8.6 What Other Rights Do We Have?
We also reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to:
a)	manage the Separate Account under the direction of a committee at any time;

b)	de-register the Separate Account under the Investment Company Act of 1940;

c)	combine the Separate Account with one or more other Separate Accounts; and

d)	restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Separate Account as permitted by law.
8.7 May A Change In The Investment Objective Of The Fund Be Made?
When required by law or regulation, an investment objective of the Fund may be changed. The objective of the Fund will not be changed unless approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state in which this Policy is issued.
8.8 If The Assets In The Separate Account Belong To Us, What Does Your Premium Payment Purchase?
The portion of the Premium Payment that is allocated or transferred to the Investment Divisions will be applied to purchase Accumulation Units in those Investment Divisions.

8.9 How Is The Number Of Accumulation Units Determined?
The portion of the Premium Payment allocated or transferred to a designated Investment Division of the Separate Account is credited to this Policy in the form of Accumulation Units. The number of Accumulation Units credited to this Policy is determined by dividing the amount allocated or transferred to each Investment Division by the Accumulation Unit value for that Investment Division for the Valuation Period during which the Premium Payment or transfer request and all required documentation is received.
That portion of each Partial Withdrawal, Surrender Charge, Policy Service Charge, additional fees and charges (including rider charges, if applicable) or transfer that is made from a designated Investment Division of the Separate Account is deducted from this Policy in the form of Accumulation Units. The number of Accumulation Units deducted from this Policy is determined by dividing the amount withdrawn or transferred from each Investment Division by the Accumulation Units’ value for that Investment Division for the Valuation Period.
The value of an Accumulation Unit will vary in accordance with the investment experience of the Eligible Portfolios in which the Investment Divisions invest. The number of Accumulation Units in a Policy will not, however, change as a result of any fluctuations in the value of an Accumulation Unit.
8.10 How Is The Value Of An Accumulation Unit Determined?
The value of an Accumulation Unit on any Business Day is determined by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period. The net investment factor used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined as described on the Policy Data Page.
The net investment factor may be greater or less than one. Therefore, the Accumulation Unit value may increase or decrease.
The net asset value of a Fund share held in the Separate Account reflects a fee paid to an investment advisor for investment advisory services provided.
SECTION NINE — DCA ADVANTAGE ACCOUNT
9.1 How Are The DCA Advantage Account Assets Invested?
Premium Payments allocated to the DCA Advantage Account and interest earned thereon are held in NYLIAC’s General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC’s General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC’s General Account assets support all of its liabilities except Separate Account liabilities.
9.2 How Is The DCA Advantage Account Valued?
Under the DCA Advantage Account, we will set interest rates in advance for each date on which Premium Payments may be received for allocation to the DCA Advantage Account. We credit interest on a daily basis. The rate credited will never be less than the guaranteed minimum interest rate for the DCA Advantage Account described on the Policy Data Page. The amount held with respect to the DCA Advantage Account is equal to the portion of the initial and any subsequent Premium Payments allocated to the DCA Advantage Account, plus interest credited at the rate specified for such Premium Payments, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any Surrender Charges that may have already been assessed from the DCA Advantage Account.
The portion of the Premium Payments allocated to the DCA Advantage Account will receive the applicable interest rate as of the Payment Date. Interest rates for subsequent Premium Payments allocated to the DCA Advantage Account may be different from the rate applied to the initial Premium Payment.
The minimum Premium Payment that may be allocated to the DCA Advantage Account is shown on the Policy Data Page.
9.3 How Is The Minimum Guaranteed DCA Advantage Account Accumulation Value Calculated For This Policy?
The minimum guaranteed DCA Advantage Account Accumulation Value is based on interest credited at an annual effective rate. This guaranteed rate is shown on the Policy Data Page. This value is not less than the minimum value required by law.

SECTION TEN — ACCUMULATION VALUE
10.1 How Is The Accumulation Value Calculated?
On any day, at or before the Variable Account Annuity Commencement Date, the Accumulation Value is equal to the sum of the Variable Accumulation Value and the DCA Advantage Account Accumulation Value for any Valuation Period.
The DCA Advantage Account Accumulation Value and death benefits that are available under this Policy are not less than the minimum benefits required by law.
The instances in which Surrender Charges will be assessed, and the amount of those charges, are described in Section Five and on the Policy Data Page.
Upon request, we will tell you the amount of the Accumulation Value of your Policy.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
A Delaware Corporation and a wholly-owned subsidiary of New York Life Insurance Company
Home Office — [200 Continental Drive, Suite 306 Newark, Delaware 19713]
Executive Office — [51 Madison Avenue New York, NY 10010]
Individual Flexible Premium Deferred Variable Annuity
Periodic Variable Account Annuity Income Payments Begin On The Variable Account Annuity Commencement Date. Flexible Premiums Payable As Shown On The Policy Data Page.
The Variable Accumulation Value May Increase Or Decrease Based On The Investment Experience Of The Separate Account Are Variable And Are Not Guaranteed As To Dollar Amount.
This Policy Is Non-Participating.